Exhibit 99.1

Greenrose Acquisition Corp. Sets Special Shareholder Meeting to Vote on Proposed Business Combination
for October 27, 2021 at 9:00 A.M. Eastern Time

AMITYVILLE, N.Y., Oct. 6, 2021 -- Greenrose Acquisition Corp. (OTC: GNRSU, GNRS, GNRSW) (“Greenrose” or the “Company”), a special purpose acquisition company targeting companies in the cannabis industry, announced that it has filed its definitive proxy statement (the “Proxy Statement”) relating to its previously announced proposed business combination (the “Business Combination”) and set the time and date of 9:00 a.m. (Eastern Time) on October 27, 2021 for its special shareholder meeting to vote on the Business Combination (“Special Meeting”). The Proxy Statement is being mailed on or about October 5, 2021 to Greenrose’s shareholders of record as of the close of business on September 23, 2021.

Greenrose’s Business Combination will comprise its proposed merger with Connecticut-based Theraplant, LLC and the acquisition of certain assets of Arizona-based True Harvest, LLC (each a “Business Combination Transaction”). It is expected that the Company will proceed with its planned mergers with each of Shango Holdings, Inc. (Shango) and Futureworks LLC (d/b/a The Health Center) at a later date due to the time required to obtain state regulatory approvals.

If each Business Combination Transaction proposal is approved at the Special Meeting, the parties anticipate that the Business Combination will close on or about November 1, 2021, subject to the satisfaction or waiver (as applicable) of all other closing conditions.

Upon closing the Business Combination, the combined company will be named The Greenrose Holding Company and will continue to be listed on the OTC under the symbols “GNRSU,” “GNRS,” and “GNRSW.” Greenrose also intends to list on the NEO exchange as soon as practicable after the close of the Business Combination.

About Greenrose
Greenrose Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. Greenrose has entered into definitive agreements to acquire four cannabis companies, known collectively as “The Platform.” The companies are Shango Holdings Inc. (Shango), Futureworks LLC (d/b/a The Health Center), Theraplant, LLC and True Harvest, LLC. The new Greenrose Platform will be a multistate operator that will look to further vertically and horizontally integrate in the markets that it is in and to enter new high growth and limited license markets.

Investor Relations Contact:
Gateway Investor Relations
Cody Slach or Jackie Keshner
(949) 574-3860
GNRS@gatewayir.com

Greenrose Contact:
Daniel Harley
Executive Vice President, Business Development
(516) 307-0383
ir@greenrosecorp.com